UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FURNITURE BRANDS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	43-0337683
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

1 N. Brentwood, St. Louis, Missouri	63105
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Item 1. Description of Registrant's Securities to be Registered.

On June 18, 2012, Furniture Brands International, Inc. (the “Company”) entered into an Amended and Restated Stockholders Rights Agreement (the “Amended and Restated Rights Agreement”), to amend, restate, and extend its existing rights agreement, which was adopted as of August 3, 2009 and amended and restated as of February 26, 2010 (the “Existing Rights Agreement”).

The Amended and Restated Rights Agreement amends the Existing Rights Agreement as follows:

(i) extends the expiration date of the Existing Rights Agreement to June 18, 2015, subject to an earlier termination after one year if stockholder approval of the agreement has not been obtained by June 18, 2013;

(ii) sets a new Purchase Price of $7.00 payable upon exercise of a Right;

(iii) revises the “Exempt Person” and “inadvertent acquisition” exceptions as defined in the Existing Rights Agreement to permit the Board to determine that a person is an Exempt Person after the time such person, together with such person's affiliates and associates, acquired beneficial ownership of 4.75% or more of the Company's Common Stock, if the Board also determines that the potential triggering of the Rights was inadvertent;

(iv) adds a sentence to the definition of “Exempt Person” to clarify that the Board has the power to condition its grant of Exempt Person status on the agreement by the person who seeks such status (as well as its affiliates and associates) restricting or prohibiting the further acquisition or disposition of beneficial ownership of the Company's Common Stock; and

(v) enhances the mechanics for implementing an exchange of Rights if the Board were to exercise the exchange feature set forth in the Amended and Restated Rights Agreement.

The Company intends to seek stockholder ratification of the approval of the Amended and Restated Rights Agreement at its next annual meeting of stockholders.

The Company described the material terms of the Existing Rights Agreement in Item 1 of its Registration Statement on Form 8-A, dated August 4, 2009 and Item 1 of its Registration Statement on Form 8-A/A, dated March 1, 2010, and incorporates those descriptions herein by this reference, appropriately modified as set forth above. The foregoing is only a summary of certain terms and conditions of the Amended and Restated Rights Agreement and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed June 19, 2012 and is incorporated herein by reference.

Item 2. Exhibits.
See exhibit index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Meredith M. Graham
Name: Meredith M. Graham
Title: Senior Vice President, General Counsel and Corporate Secretary

Dated June 19, 2012

EXHIBIT INDEX

Exhibit No.	Description
1
Amended and Restated Stockholders Rights Agreement, dated as of June 18, 2012, between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent, which includes the form of Right Certificate as Exhibit A and the Summary of Preferred Stock Purchase Rights as Exhibit B (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on June 19, 2012).